UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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The CATO Corporation

(Name of Registrant as Specified In Its Charter)

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April 19, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Corporate Office of the Company, 8100 Denmark Road, Charlotte, North Carolina 28273 on Thursday, May 27, 2010 at 11:00 A.M., Eastern Time.

The Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders and discussed in the Proxy Statement.

We would appreciate your signing, dating, and returning to the Company the enclosed proxy card in the enclosed postage paid envelope at your earliest convenience.

We look forward to seeing you at our Annual Meeting.

Sincerely yours,

JOHN P. D. CATO
Chairman, President and
Chief Executive Officer

8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

The Cato Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2010

TO THE SHAREHOLDERS OF
THE CATO CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of The Cato Corporation (the “Company”) will be held on Thursday, May 27, 2010 at 11:00 A.M., Eastern Time, at the Corporate Office of the Company, 8100 Denmark Road, Charlotte, North Carolina 28273, for the following purposes:

1.	To elect D. Harding Stowe and Edward I. Weisiger, Jr., each for a term expiring in 2013 and until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 30, 2010 as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2010:

This Proxy Statement, the accompanying proxy card and The Cato Corporation Annual Report on
Form 10-K for the 2009 fiscal year are available at:

www.catofashions.com/investors/proxy.cfm

By Order of the Board of Directors

Christin J. Reische
Assistant Secretary

Dated: April 19, 2010

SHAREHOLDERS ARE URGED TO SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

The Cato Corporation

8100 Denmark Road
Charlotte, North Carolina 28273

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Cato Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company (the “meeting”) to be held on May 27, 2010, and at any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 19, 2010.

Only shareholders of record at the close of business on March 30, 2010 are entitled to notice of and to vote at the meeting. As of March 30, 2010, the Company had outstanding and entitled to vote 27,844,638 shares of Class A Common Stock (“Class A Stock”) held by approximately 4,904 holders of record and 1,743,525 shares of Class B Common Stock (“Class B Stock”) held by 2 holders of record. The Company’s transfer agent estimates that there are approximately 6,230 beneficial owners in total. Holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share. Holders of Class A Stock and holders of Class B Stock vote as a single class.

All proxies properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR the election of nominees D. Harding Stowe and Edward I. Weisiger, Jr., FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 29, 2011 and in the discretion of the proxy holders on any other business properly brought before the meeting. A proxy may be revoked at any time prior to its exercise by written notice to the Secretary of the Company at the Corporate Office of the Company, by executing and delivering a proxy with a later date, or by voting in person at the meeting.

If you plan to attend and vote at the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares.

In accordance with applicable Delaware law and the Company’s Bylaws, the holders of a majority of the combined voting power of Class A Stock and Class B Stock present in person or represented by proxy at the meeting will constitute a quorum. Abstentions are counted for purposes of determining the presence or absence of a quorum. With regard to the election of directors, votes may either be cast in favor of or withheld, and, assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the combined voting power of the Class A Stock and Class B Stock present in person or represented by proxy at the meeting and entitled to vote. On any proposal other than the election of directors, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters which the brokers do not have discretionary authority, a broker non-vote will have no effect on the vote on any such proposal.

The Company will bear the cost of this solicitation including the expense of preparing, printing, and mailing these proxy materials to shareholders. The Company will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Company’s Class A Stock and Class B Stock and securing their voting instructions.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

These proxy materials are available in PDF and HTML format at www.catofashions.com/investors/proxy.cfm and will remain posted until the conclusion of the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2010, certain information regarding the ownership of the outstanding shares of Class A Stock and Class B Stock by (i) each director and nominee, (ii) each person who is known by the Company to own more than 5% of such stock, (iii) each executive officer listed in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each shareholder named has sole voting and investment power with respect to such shareholder’s shares. Unless otherwise indicated, the address of each shareholder listed below is 8100 Denmark Road, Charlotte, North Carolina 28273.

	Shares Beneficially Owned (1)(2)
	Class A Stock		Class B Stock
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Percent of Total Voting Power
John P. D. Cato (3)	212,469	*	1,743,525	100.0	39.0
John R. Howe	33,369	*	—	—	*
Howard A. Severson	37,026	*	—	—	*
Sally J. Almason (4)	31,888	*	—	—	*
Michael T. Greer	21,466	*	—	—	*
George S. Currin	20,252	*	—	—	*
Grant L. Hamrick	7,822	*	—	—	*
Bryan F. Kennedy	—	—	—	—	—
Thomas E. Meckley	1,804	*	—	—	*
Bailey W. Patrick	1,804	*	—	—	*
A. F. (Pete) Sloan	14,122	*	—	—	*
D. Harding Stowe	3,322	*	—	—	*
All directors and executive officers as a group (12 persons) (5)	385,344	1.4	1,743,525	100.0	39.3
Royce & Associates, LLC (6)	3,894,382	14.0	—	—	8.6
Wellington Asset Management Co., LLP (7)	3,399,336	12.2	—	—	7.5
BlackRock, Inc. (8)	2,291,905	8.2	—	—	5.1
Bank of New York Mellon Corporation, et al. (9)	1,701,113	6.1	—	—	3.8
The Vanguard Group, Inc. (10)	1,523,346	5.5	—	—	3.4

*	Less than 1%

(1)	Includes the vested interest of executive officers in the Company’s Employee Stock Ownership Plan and Employee Stock Purchase Plan. The aggregate vested amount credited to their accounts as of March 30, 2010 was 53,484 shares of Class A Stock.

(2)	Share amounts shown as subject to stock options in the footnotes below cover shares under options that are presently exercisable or will become exercisable within 60 days after March 30, 2010.

(3)	The amount shown for Class A Stock and Class B Stock includes 11,762 shares and 3,000 shares, respectively, held by Mr. Cato’s wife. Mr. Cato disclaims beneficial ownership of shares held directly or indirectly by his wife.

(4)	Includes 9,000 shares of Class A Stock subject to stock options.

(5)	The amount shown for Class A Stock includes 9,000 shares subject to stock options.

(6)	Based on an amended Schedule 13G filed by this shareholder with the Securities and Exchange Commission on or about January 22, 2010. The address of this shareholder is 745 Fifth Avenue, New York, New York 10151.

(7)	Based on an amended Schedule 13G filed by this shareholder with the Securities and Exchange Commission on or about February 12, 2010. The address of this shareholder is 75 State Street, Boston, Massachusetts 02109.

(8)	Based on a Schedule 13G filed by this shareholder with the Securities and Exchange Commission on or about January 29, 2010. The address of this shareholder is 40 East 52nd Street, New York, New York 10022.

(9)	Based on a Schedule 13G filed by Bank of New York Mellon Corporation and certain of its affiliates with the Securities and Exchange Commission on or about February 4, 2010. The address of this shareholder is One Wall Street, 31st Floor, New York, New York 10286. Bank of New York Mellon Corporation and its direct and indirect subsidiaries collectively report sole voting power over 1,601,351 of such shares.

(10)	Based on a Schedule 13G filed by this shareholder with the Securities and Exchange Commission on or about February 8, 2010. The address of this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors, currently consisting of eight members, is divided into three classes with terms expiring alternately over a three-year period. The terms of three incumbent directors expire at the Annual Meeting. Mr. D. Harding Stowe’s term expires at this year’s Annual Meeting, and he has been nominated by the Corporate Governance and Nominating Committee for re-election and to serve until the 2013 Annual Meeting and until his successor is elected and qualified. Mr. George S. Currin and Mr. A. F. (Pete) Sloan announced their retirement effective prior to the Annual Meeting and are not being nominated for re-election. Mr. Edward I. Weisiger, Jr. has been nominated by the Corporate Governance and Nominating Committee for election and to serve until the 2013 Annual Meeting and until his successor is elected and qualified. The Corporate Governance and Nominating Committee nominates director candidates in accordance with the Company’s Bylaws and the policies described below under “Corporate Governance Matters — Director Nomination Criteria and Process.”

It is the intention of the persons named in the proxy to vote for D. Harding Stowe and Edward I. Weisiger, Jr. to serve until the 2013 Annual Meeting and until their successor is elected and qualified, except to the extent authority to so vote is withheld with respect to one or more nominees. Should any nominee be unable to serve, which is not anticipated, the proxy will be voted for the election of a substitute nominee selected by the Board of Directors. The two nominees shall be elected by a plurality of the votes of Class A Stock and Class B Stock voting as a single class.

The directors recommend that shareholders vote FOR the election of Messrs. Stowe and Weisiger as members of the Board of Directors.

As discussed in the Director Nomination Criteria and Process section below, the Board believes its directors possess a diverse and extensive background of knowledge and both professional and life experience that can support growth, evaluate risk and provide sufficient oversight to the Company. The members of the Board were selected based on their professional achievements, broad experience, wisdom, character, integrity, ability to make independent, analytical inquiries and intelligent decisions, sound and mature business judgement, ability to understand the business environment and ability to collaborate in an effective manner at the Board level. In addition, individual directors were selected based on many factors including, but not limited to, the following:

•	Experience at the director and executive level with publicly traded as well as private companies;

•	Knowledge of and experience in the development and leasing of commercial real estate;

•	Financial expertise including experience in public accounting;

•	Knowledge of the retail industry.

In particular, for each director identified below, the Board believes that the sum of the experience, qualifications, attributes and skills described below in such director’s biographical information qualifies that director for service on the Board of Directors.

Nominees

Information with respect to each nominee, including biographical data for at least the last five years, is set forth below.

D. Harding Stowe, 54, has been a director of the Company since 2005. Mr. Stowe has been the President and Chief Executive Officer of R.L. Stowe Mills, Inc. since 1994. Mr. Stowe currently serves on the Board of Presbyterian Hospital, southern region, and the Board of Directors of Belmont Abbey College. Mr. Stowe also has been the Chairman and CEO of New South Pizza (Brixx Wood Fired Pizza) since 1997. The Board nominated Mr. Stowe based on his experience in senior management and leadership positions with several companies and boards.

Edward I Weisiger, Jr., 49, has served as President and Chief Executive Officer of Carolina Tractor & Equipment Company since 1991 and served in various positions with the firm since 1988. Mr. Weisiger is a principal and founding partner of Beacon Partners, a commercial real estate development and asset management firm and a principal and founding partner of Cresset Capital Partners, a private equity entity investing in small and medium size manufacturers, distributors and asset intensive services businesses in the Carolinas. Mr. Weisiger is a member of the Executive Committee of the North Carolina Citizens for Business & Industry and a member of the Board of Directors of the North Carolina Trucking Association, Foundation of the University of North Carolina at Charlotte and the Goodfellows Club. Mr. Weisiger also serves on the Board of Trustees of Woodberry Forest School, Board of Visitors of Daniel Stowe Botanical Gardens and is a Charter Member of the Central Piedmont Community College President’s Council. The Board nominated Mr. Weisiger based on his experience in senior management with various companies and commercial real estate development.

Continuing Directors

Information with respect to the five continuing members of the Board of Directors, including biographical data for the last five years, is set forth below.

John P. D. Cato, 59, has been employed as an officer of the Company since 1981 and has been a director of the Company since 1986. Since January 2004, he has served as Chairman, President and Chief Executive Officer. From May 1999 to January 2004, he served as President, Vice Chairman of the Board and Chief Executive Officer. From June 1997 to May 1999, he served as President, Vice Chairman of the Board and Chief Operating Officer. From August 1996 to June 1997, he served as Vice Chairman of the Board and Chief Operating Officer. From 1989 to 1996, he managed the Company’s off-price division, serving as Executive Vice President and as President and General Manager of the It’s Fashion! Division from 1993 to August 1996. Mr. Cato is currently a director of Ruddick Corporation. The Board nominated Mr. Cato based on his knowledge of all aspects of the Company’s business and also considered his substantial experience on and contributions to the Company’s Board.

Grant L. Hamrick, 71, has been a director of the Company since 1994. Mr. Hamrick was Senior Vice President and Chief Financial Officer for American City Business Journals, Inc. from 1989 until his retirement in 1996. From 1961 to 1985, Mr. Hamrick was employed by the public accounting firm Price Waterhouse and served as Managing Partner of the Charlotte, North Carolina office. The Board nominated Mr. Hamrick based on his experience in public accounting and experience gained in his position as Chief Financial Officer at American Business Journals.

Bryan F. Kennedy, III, 52, has been a director of the Company since August 2009. Mr. Kennedy has served as the President and Chief Executive Officer of Park Sterling Bank since January 2006, and a member of the Board since 2006. Mr. Kennedy was the North Carolina Market President of Regions Bank, located in Charlotte, North Carolina, from January 2004 to January 2006. Mr. Kennedy currently serves as the Chairman of the Board of Hospice and Palliative Care-Charlotte Region. The Board nominated Mr. Kennedy based on his experience in banking and finance.

Thomas E. Meckley, 65, has been a director of the Company since May 2009. Mr. Meckley has been a consultant to Agility Recovery Solutions, an onsite mobile business continuity solutions company since 2005. He was employed by the public accounting firm of Ernst & Young LLP from 1967 to 2005 and served as a Managing Partner of the Charlotte, North Carolina office from 1985 to 1995. Mr. Meckley currently serves on the Board of Directors of The Ben Craig Center, a UNC Charlotte business partnership, and on the Board of Trustees of Elizabethtown College, a liberal arts college in Pennsylvania. The Board nominated Mr. Meckley based on his experience in public accounting.

Bailey W. Patrick, 48, has been a director of the Company since May 2009. Since February 2010, Mr. Patrick has also been a Managing Partner of Merrifield Patrick, LLC (formerly Bissell-Patrick, LLC), a privately held company specializing in real estate brokerage and development services. Mr. Patrick served as the President of Bissell-Patrick from 1999 to 2010, holding various other positions with the firm since 1984. He currently serves on the Board of Directors of Ruddick Corporation and Park Sterling Bank. He also serves on the Board of Trustees of Queens University in Charlotte, North Carolina and Episcopal High School in Alexandria, Virginia. The Board nominated Mr. Patrick based on his experience in commercial real estate leasing and development and experience gained in service on other boards.

The five continuing members of the Board of Directors are divided into two classes with current terms expiring in 2011 and 2012. On the expiration of each director’s term, his successor in office will be elected for a three-year term. The terms of Messrs. Mr. Grant L. Hamrick and Bryan F. Kennedy, III expire in 2011. The terms of Messrs. John P. D. Cato, Bailey W. Patrick and Thomas E. Meckley expire in 2012.

MEETINGS AND COMMITTEES

During the fiscal year ended January 30, 2010, the Company’s Board of Directors held six meetings. The Board typically schedules a meeting in conjunction with the Company’s Annual Meeting of Shareholders and expects that all directors will attend the Annual Meeting absent a schedule conflict or other valid reason. All directors attended the Company’s 2009 Annual Meeting (Mr. Kennedy was appointed to the Board in August).

The Board of Directors, pursuant to authority granted in the Company’s Bylaws, has established a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. During the fiscal year ended January 30, 2010, the Audit Committee held eight meetings, the Compensation Committee held five meetings, and the Corporate Governance and Nominating Committee held five meetings.

All directors attended 100%, of various scheduled Board of Directors meetings and applicable Committee meetings during fiscal 2009.

Audit Committee

The Board of Directors established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities regarding the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the safeguarding of the Company’s assets, the independence, qualifications, and performance of the independent auditors, the performance of the Company internal audit function, and such other matters as the Committee deems appropriate or as delegated to the Committee by the Board of Directors from time to time. During the fiscal year ended January 30, 2010, the Audit Committee held eight meetings. The Board of Directors has determined that each member of the Audit Committee is an independent director, in accordance with the independence requirements of the New York Stock Exchange (“NYSE”). In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934. No member of the Audit Committee simultaneously serves on the audit committee of more than two other public companies. Messrs. Grant L. Hamrick, Chair, Bryan F. Kennedy, III, Thomas E. Meckley and A. F. (Pete) Sloan are the members of the Audit Committee. The Board of Directors has determined that both Grant L. Hamrick and Thomas E. Meckley qualify as an audit committee financial expert within the meaning of SEC rules. The Audit Committee operates under a Board-approved charter. Additional information concerning the Audit Committee is set forth below under “Selection of Independent Registered Public Accounting Firm.”

Compensation Committee

The Compensation Committee assesses the Company’s overall compensation programs and philosophies. The Committee reviews and approves, on an annual basis, the Company’s goals and objectives for compensation of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of those goals and objectives at least annually. Based on this evaluation, the Compensation Committee determines and reports to the Board the Chief Executive Officer’s compensation, including salary, bonus, incentive, and equity compensation.

The Compensation Committee also reviews and approves, on an annual basis, the evaluation process and compensation structure of the Company’s other executive officers and evaluates those other officers’ performance at least annually. Based on this evaluation, the Compensation Committee determines and reports to the Board the other executive officers’ compensation, including salary, bonus, incentive, and equity compensation. The Compensation Committee also reviews on an annual basis and recommends to the Board the form and amount of director compensation. In addition, the Compensation Committee grants restricted stock and other awards to associates of the Company and its subsidiaries pursuant to the Company’s benefit and incentive compensation plans and reports such actions to the Board of Directors.

The Compensation Committee has the power to delegate its authority to subcommittees. The chairman of any such subcommittee must report regularly to the full Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE. The Compensation Committee held five meetings during the fiscal year ended January 30, 2010. The Compensation Committee operates under a Board-approved charter. Messrs. D. Harding Stowe (Chair), George S. Currin, Bailey W. Patrick and A. F. (Pete) Sloan are the members of the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee reviews, evaluates and recommends nominees for the Board of Directors. In addition, the Corporate Governance and Nominating Committee monitors and evaluates the performance of the directors on a periodic basis, individually and collectively. The Committee also periodically reviews the Company’s corporate governance principles and recommends changes to the Board of Directors. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an independent director, in accordance with the independence requirements of the NYSE. The Corporate Governance and Nominating Committee held five meetings during the fiscal year ended January 30, 2010. The Corporate Governance and Nominating Committee operates under a Board-approved charter. Messrs. George S. Currin (Chair), Bryan F. Kennedy, III, Thomas E. Meckley, Bailey W. Patrick and D. Harding Stowe are the members of the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors has approved Corporate Governance Guidelines for the Company. The Guidelines are available on the Company’s website at www.catofashions.com/investors.cfm, as are the committee charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Director Independence

The Board of Directors made a determination as to the independence of each of its members. The Board of Directors determined that each of the following Board members is independent:, Mr. George S. Currin, Mr. Grant L. Hamrick, Mr. Bryan F. Kennedy, III, Mr. Thomas E. Meckley, Mr. Bailey W. Patrick, Mr. A.F. (Pete) Sloan and Mr. D. Harding Stowe. The Board has also determined that Edward I. Weisiger, Jr., nominee for election to the Board, is also independent. The Board determined that Mr. John P. D. Cato, an employee of the Company, is not independent. The Board made these determinations based upon the definition of an “independent director” set forth in the NYSE listing standards (the “NYSE Independence Tests”). A director will be independent only if the director has no material relationship with the Company. For purposes of such determination, the Board must affirmatively determine whether a material relationship exists between the director and the Company. This determination is in addition to the analysis under the NYSE Independence Tests and SEC Rule 10A-3 and must be based on the overall facts and circumstances specific to that director.

In order to assist the Board in making determinations of independence, any relationship described below will be presumed material:

(1)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(2)	The director has received, or an immediate family member has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(3)	The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(4)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(5)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board specifically considered Mr. George S. Currin’s ownership interest in entities with which the Company had lease agreements in fiscal 2009 and determined these transactions were not material (see “Related Person Transactions” below).

Board Leadership Structure

Mr. John Cato has served in the combined role of Chairman of the Board of Directors and Chief Executive Officer (“CEO”) since 2004. The Board annually considers his effectiveness in both capacities. The Board believes that its current governance structure provides independent Board leadership while deriving benefit from having the CEO also serve as the Board chair. This structure provides an opportunity for the individual with primary responsibility for managing the Company’s day-to-day operations in a historically volatile industry segment to chair meetings of the Board as it discusses key business and strategic issues. The Board also believes having the positions combined facilitates the implementation and execution of the Company’s strategies with a single vision.

As Lead Independent Director, Mr. George Currin assists the Board in providing independent oversight of the Company’s operations, strategic plans and the Chairman and CEO’s performance and compensation among other duties. The Lead Independent Director, through his role as chair of the Corporate Governance and Nominating Committee, also manages the process of annual director self-assessment and evaluation of the Board as a whole. Upon Mr. Currin’s retirement, Mr. Kennedy will become the Company’s Lead Independent Director.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management at regularly scheduled executive sessions. In addition, to the extent that the group of non-management directors includes directors that are not independent, at least once a year there will be scheduled an executive session including only independent directors. The Lead Independent Director presides over meetings of the non-management or independent directors.

Board of Directors Risk Management Oversight

As part of its independent oversight function, the Board reviews and monitors financial, strategic and operational risk through annual and periodic reviews with Management. The Audit Committee has primary responsibility for monitoring financial reporting risk.

Annually, the Board reviews the Company’s business strategy including financial, operational and regulatory risks facing the Company and the Company’s plans to mitigate these risks. Periodically, the Board reviews operational risk through discussions with operating function leaders from Merchandising, Store Development, Store Operations, Finance and Human Resources.

The Audit Committee monitors risks associated with the Company’s overall financial reporting and among their responsibilities is a review of risk assessment and management and significant risks or exposures. In addition, the Committee has a responsibility to assess the steps Management has taken to minimize such risks. The Audit Committee also reviews the effectiveness and integrity of the Company’s financial reporting processes and the

Company’s internal control structure (including both disclosure controls and procedures and internal control over financial reporting).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. D. Harding Stowe, George S. Currin, Bailey W. Patrick and A.F. (Pete) Sloan. Since the beginning of the Company’s last fiscal year, none of the members of the Compensation Committee is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or the Board.

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Ethics (the “Code of Ethics”) that applies to the Company’s Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), and Controller (principal accounting officer). The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all associates, officers, and directors of the Company. The Code of Ethics and Code of Conduct are available on the Company’s website at www.catofashions.com/investors.cfm, under the “Corporate Governance” caption. Any amendments to the Code of Ethics or Code of Conduct with respect to directors or executive officers will be disclosed on the Company’s website promptly following the date of such amendment. In addition, any waivers of the Code of Ethics, or waivers of the Code of Conduct with respect to directors or executive officers, will be made only by the Board or a designated committee thereof, and will be disclosed within four business days. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Communications with Directors

All interested parties may communicate directly with any member or committee of the Board of Directors, or any group of directors, by writing to: Chair of the Corporate Governance and Nominating Committee, c/o Office of the Corporate Secretary, The Cato Corporation, 8100 Denmark Road, Charlotte, North Carolina 28273. Depending on the subject matter, the Chair of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Vice President, General Counsel will determine whether to forward it to the director or directors to whom it is addressed, attempt to handle the inquiry directly (for example, where it is a request for information about the Company or it is a stock-related matter), or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

If the subject matter involves a matter relating to accounting, internal accounting controls or auditing matters, the Vice President, General Counsel will report the matter to the Chair of the Audit Committee and also advise the Chief Executive Officer and Chief Financial Officer. The Chair of the Audit Committee and the Chief Executive Officer will determine what action, if any, should be taken. The Office of the Corporate Secretary and Chair of the Audit Committee will investigate the matter, if necessary, and file a report with the Audit Committee. The Audit Committee, at its discretion, may discuss the matter with the Board of Directors.

The Vice President, General Counsel will maintain a log of all complaints, tracking their receipt, investigation, and resolution and will prepare a periodic summary thereof for the Board of Directors, and the Audit Committee, as appropriate.

Director Nomination Criteria and Process

Directors may be nominated by the Board of Directors in accordance with the Company’s Bylaws or by shareholders in accordance with the procedures specified in Article II, Section 3 of the Company’s Bylaws. The Company’s Corporate Governance and Nominating Committee will consider all nominees, including any submitted by shareholders, for the Board of Directors. The assessment of a nominee’s qualifications will include a review of Board of Director qualifications as described in the Company’s Corporate Governance Guidelines.

As specified in Article II, Section 3 of the Company’s Bylaws, notice of a shareholder nomination for a director nominee to be considered at an Annual Meeting must be in writing and received by the Secretary of the Company at the Company’s principal executive offices, 8100 Denmark Road, Charlotte, North Carolina 28273-5975, no later than 90 days prior to the anniversary of the preceding year’s Annual Meeting (in the case of the Company’s 2011 Annual Meeting of shareholders, no later than February 26, 2011). The shareholder’s notice must also set forth, with respect to any director nominee, his or her name, age, business and residential address, principal occupation, the class and number of shares of the Company owned by the nominee, the nominee’s consent to being named in the proxy statement and serving if elected, and any other information required by the proxy rules of the Securities and Exchange Commission pursuant to Regulation 14A of the Exchange Act. The notice must also include the name and address of the nominating shareholder as it appears on the Company’s stock transfer records and the class and number of shares of the Company beneficially owned by the nominating shareholder.

The Corporate Governance and Nominating Committee will select qualified nominees and review its recommendations with the full Board of Directors. The Board of Directors will decide whether to invite the nominee to join the Board. The Board believes that greater diversity leads to better corporate governance and that potential nominees should possess a diverse and extensive background of knowledge and both professional and life experience that can support growth, evaluate risk and provide sufficient oversight to the Company. Nominees for director will be selected on the basis of the diversity they bring to the Board, outstanding achievement in their professional careers, broad experience, wisdom, character, integrity, ability to make independent, analytical inquiries and intelligent decisions, sound mature business judgement, understanding of the business environment, willingness to devote adequate time to Board duties and ability to collaborate effectively at the Board level. The Board further believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.

The Board will have a majority of directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics that the Board seeks in Board members as well as the composition of the Board as a whole. The Board will also evaluate on an annual basis whether members qualify as independent under applicable standards. During the course of a year, directors are expected to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the shares of the Company’s Class A Stock and Class B Stock issuable under all of the Company’s equity compensation plans as of January 30, 2010:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights				(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security	Class A Stock:	202,458	Class A Stock:	$14.08	(2)		949,819	(3)
holders (1)	Class B Stock:	–0–	Class B Stock:	$0.00
Equity compensation plans not approved by security holders	—		—			—
Total	Class A Stock:	202,458	Class A Stock:	$14.08			949,819

(1)	This category includes the 1987 Non-Qualified Stock Option Plan, the 1999 Incentive Compensation Plan, the 2003 Employee Stock Purchase Plan and the 2004 Amended and Restated Incentive Compensation Plan.

(2)	This amount does not include the exercise price of options outstanding under the 2003 Employee Stock Purchase Plan because the exercise price is not determinable as of the date of this Proxy Statement. The exercise price to purchase a share of Class A Stock under such an option equals 85% of the lesser of the fair market value per share of Class A Stock at the beginning of the applicable offering period or the fair market value per share of Class A Stock at the end of the applicable offering period.

(3)	This amount includes 194,029 shares of Class A Stock available for future issuance under the 2003 Employee Stock Purchase Plan, 737,163 shares of Class A Stock available for future issuance under the 2004 Amended and Restated Incentive Compensation Plan and an aggregate of 18,627 shares of Class A Stock and/or Class B Stock available for future issuance under the 1987 Non-Qualified Stock Option Plan. No further awards may be granted under the 1999 Incentive Compensation Plan after July 31, 2004.

2009 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program for Named Executive Officers

Pay for performance and retention, both at the corporate and individual levels, is the overriding philosophy behind the design of the compensation program for Named Executive Officers (“NEOs” — see “Summary Compensation Table”) at The Cato Corporation. The Compensation Committee (“Committee”) has established this philosophy to motivate superior individual and team performance among the executives. The elements of the compensation program are designed to reward higher levels of performance, which the Committee believes will attract and retain qualified and high-performing executives and, in turn, result in increased productivity and more effective execution of strategic decisions, leading ultimately to maintaining a competitive edge within the retail industry.

NEOs receive a base salary that recognizes the value of executive talent within the retail marketplace, and these salaries generally increase annually based upon individual and Company performance. The Company also provides NEOs with an annual cash incentive opportunity designed to reward achievement of annual business objectives, which the Committee believes will translate into long-term shareholder value.

In 2006, the Company began granting annual equity incentive awards that allow NEOs the opportunity to accumulate long-term capital in the form of Company stock, which aligns NEOs with shareholder interests and encourages retention through five-year vesting schedules. The Committee’s intent is to continue including annual equity incentive awards as an element of NEO compensation. In 2006, the Committee also instituted stock ownership requirements for equity incentive awards which provide that all long-term incentive (“LTI”) eligible associates, including NEOs, must maintain a multiple of their base salaries in Company stock before they can sell vested restricted stock.

The Company provides its NEOs with core benefits that are offered to all full-time salaried associates. NEOs do not have formal written employment or change of control agreements (see “Executive Agreements and Potential Payments on Termination or Change of Control”).

External Benchmarking for Named Executive Officers

In reviewing the NEOs’ compensation structure, the Committee relies on multiple external benchmarking sources, including (1) a customized peer group of competitors and other retail companies within a reasonable revenue range, and (2) appropriate compensation survey data from the retail industry.

Peer Group

In 2007, the Committee used a peer group of 14 women’s apparel retailers for purposes of compensation benchmarking. These apparel retailers, consisting of primarily women’s specialty retailers, were selected based on input from management and Hay Group, the Committee’s outside compensation consultant, because it was determined that they were the most comparable to the Company based on several factors, including, for example, revenue, market capitalization, number of stores, number of employees and shareholders’ equity. The members of the 2007 peer group were:

Aeropostale Inc.	Charming Shoppes Inc.	Pacific Sunwear of California Inc.
Ann Taylor Stores Corp.	Chicos Fas Inc.	Shoe Carnival Inc.
Buckle Inc.	Christopher & Banks Corp.	Stage Stores Inc.
Cache Inc.	Dress Barn Inc.	United Retail Group Inc.
Charlotte Russe Holding Inc.	Gymboree Corp.

In 2008, the Committee added four companies to the peer group and removed two, thereby increasing the peer group to 16. Ann Taylor Stores Corp. was removed from the peer group to better align the median sales of the peer group with Cato’s projected 2008 revenue. United Retail Group Inc. was removed after it was acquired during 2007. The members of the 2008 peer group are:

Aeropostale Inc.	Chicos Fas Inc.	Pacific Sunwear of California Inc.
Bebe Stores, Inc.	Christopher & Banks Corp.	Shoe Carnival Inc.
Buckle Inc.	Coldwater Creek Inc.	Stage Stores Inc.
Cache Inc.	Dress Barn Inc.	Wet Seal Inc.
Charlotte Russe Holding Inc.	Gymboree Corp.
Charming Shoppes Inc.	New York & Company Inc.

The four new companies — Bebe Stores Inc., Coldwater Creek Inc., New York & Company Inc., and Wet Seal Inc. — are all specialty retailers of women’s fashion.

In 2009 the Committee did not make any changes to the peer group.

In 2010, the Committee added two companies to the peer group and removed three, thereby decreasing the peer group to 15. Charming Shoppes Inc. was removed from the peer group to better align the median sales of the peer group with Cato’s projected 2010 revenue. Stage Stores Inc. was removed since it is a department store chain and not as comparable as the other specialty retailers in the peer group. Charlotte Russe Holding Inc. was removed after it was taken private during 2009. The members of the 2010 peer group are:

Aeropostale Inc.	Christopher & Banks Corp.	Shoe Carnival Inc.
Ann Taylor Stores Corp.	Coldwater Creek Inc.	The Talbot’s Inc.
Bebe Stores, Inc.	Dress Barn Inc.	Wet Seal Inc.
Buckle Inc.	Gymboree Corp.
Cache Inc.	New York & Company Inc.
Chicos Fas Inc.	Pacific Sunwear of California Inc.

The two new companies, Ann Taylor Stores Corporation and The Talbot’s Inc., are specialty retailers of women’s fashion.

Competitive Positioning of Named Executive Officers

Target total direct compensation is defined as base salary plus target annual cash incentive opportunity plus target annual equity opportunity. The Committee’s upper range of target total direct compensation acknowledges the absence of nonqualified retirement plans (either defined benefit or defined contribution) at Cato. For 2009, total direct compensation of NEOs was between the 50th and 75th percentiles of the appropriate market. In 2010, the Committee also established target total direct compensation of NEOs between the 50th and 75th percentiles of the appropriate market.

Unlike many other retail and non-retail companies that utilize full-value awards (e.g., restricted stock), Cato’s LTI equity awards granted in 2006 and 2007 were performance-based and not guaranteed. In 2008, the Committee granted LTI awards to all NEO’s that were not performance-based but do retain a time-based vesting component in order to enhance the long-term retention priority of LTI awards (see “Long-Term Equity Incentives and Ownership Requirements”). In 2009 and 2010, the Committee granted LTI awards to each NEO with the exception of the CEO that are not performance-based but do retain a time-based vesting component. The CEO was granted an LTI award that was performance-based as well as subject to a time-based vesting component. The change from performance-based and time-based vesting to solely time-based vesting of LTI awards to all NEO’s with the exception of the CEO was designed to provide a better balance of performance and retention incentives in the other NEOs overall compensation package.

Total direct compensation for any particular NEO may fall above or below the percentiles discussed above, depending upon the Company’s financial performance and the NEO’s individual performance, experience in the function and/or tenure with the Company. The CEO is compared to the industry peer group based on compatible title match, while the other NEOs are compared to retail survey matches based upon job content. The Committee believes annual equity awards allow it to employ a leveraged pay strategy for NEO’s. The CEO’s base salary in 2009 comprised approximately 28% of his target total direct compensation, while the other NEOs’ base salaries ranged from 43% to 47% of their target total direct compensation. The CEO’s base salary in 2010 will comprise approximately 30% of his target total direct compensation, while the other NEOs’ base salaries will comprise approximately 50% of their target total direct compensation.

Annual Base Salary

The Committee believes that annual base salaries should be competitive within the retail industry for jobs of similar size and scope in order to attract and retain talented NEOs. Base salaries serve as the foundation for annual cash incentives (discussed below), which express incentive opportunity as a percentage of annual base salary. NEO base salary levels and potential increases are linked to individual performance. Furthermore, Company financial performance is a consideration when determining salary budgets, which determine annual salary increases for the NEOs and other members of management.

The Committee uses a formal job evaluation methodology to evaluate both the internal and external equity of the NEOs’ base salary levels. Internal equity is considered in order to ensure that NEOs are compensated at an appropriate level relative to other members of executive management, while external equity is a measure of how NEO compensation compares to compensation for comparable jobs at similar companies. The Committee, with the assistance of its outside consultant, intends to periodically review the Company’s NEO positions to assess the relative size of each position, specifically evaluating scope of responsibilities, complexity of the role, and its impact on the success of the business. Once the jobs are valued independently, the next step is to compare them to determine relative relationships. The final step then relates the job evaluation data to market-based pay opportunities. In addition, the Company’s retail peer group proxy data is reviewed annually as another method of evaluating the CEO’s base salary competitiveness.

Based upon individual performance, in 2009 the continuing NEOs received merit increases to their base salaries from 2008. The CEO received an increase of 2% or $20,000, while merit increases for the other continuing NEOs ranged from 1.6% to 2.7% or $5,000 to $6,000. Base salary represented 28% of the CEO’s total compensation for 2009 (as reported in the Summary Compensation Table), and ranged from 43% to 47% for the four continuing NEOs.

Annual Cash Incentive Program

Pursuant to the Company’s 2004 Amended and Restated Incentive Compensation Plan (the “Plan”), which allows for a variety of cash and equity-based incentive awards, the Company provides NEOs with annual cash incentive opportunities conditioned upon achievement of consolidated net income relative to a pre-established target. NEOs’ annual cash incentives are determined based upon two factors: (1) the degree to which the overall Company’s net income performance target is achieved, and (2) the NEO’s individual performance. The Committee believes establishing annual consolidated net income targets focuses NEOs on achieving profitability through top-line revenue growth and margin improvement coupled with expense management.

NEOs have the opportunity to earn from 0% to a maximum percentage of their base salaries, with the CEO’s 2009 maximum potential set at 150% and other NEOs set at 75%. However, NEOs may receive less than their maximum potential (as would normally be calculated solely based upon Company financial performance) if their individual performance does not meet objective goals and expectations during the fiscal year. The Committee believes these maximum bonus opportunities provide sufficient motivation for the NEOs to strive to increase consolidated net income.

For fiscal 2008, the Committee established a consolidated net income growth target of 12.6% over 2007 net income whereby NEOs could earn their maximum annual cash incentive potential. The Company did not achieve the target, but 2008 net income growth resulted in annual cash incentives of 59.5% of the maximum potential.

[1]	The Company historically has established net income annual growth targets of 10% per year.

For fiscal 2009, the Committee established a consolidated net income growth target of 10.9% over fiscal 2008 net income whereby NEO’s could earn their maximum annual cash incentive potential. The Company achieved the target resulting in annual cash incentives of 100% of the maximum potential.

For fiscal 2010, the Committee has established a consolidated net income target higher than actual fiscal 2009 net income as the performance metric for the annual cash incentive.

Long-Term Equity Incentives and Ownership Requirements

In early 2006, the Company engaged an outside compensation consultant to perform a competitive analysis of its executive compensation program. The compensation consultant found that the Company had made no broad-based LTI awards since 1999 except for infrequent individual awards associated with new hires and promotions. The absence of LTI awards between 2000 and 2005 meant that NEOs did not, through annual equity awards, fully participate in the stock price appreciation during this period (i.e., over 200% since the last broad-based award). This resulted in NEO total direct compensation below the median of comparable positions within the survey; in some cases, it fell below the 25th percentile. However, the CEO was above the proxy peer group median total direct compensation value primarily due to the larger than normal performance-based annual incentive payout resulting from superior financial performance in 2005.

Based upon this analysis, the Committee reevaluated its LTI strategy and decided to initiate annual LTI equity awards in May 2006. The Committee decided to use restricted stock with both a performance-vesting requirement and a five-year time-based vesting requirement, with 33%, 33% and 34% of the grant vesting on the third, fourth and fifth anniversaries of the grant date, respectively. If an NEO terminates employment for any reason, the LTI award is forfeited to the extent it is not vested. Discretionary exceptions to forfeiture may be approved by the Committee (e.g., upon normal retirement).

To encourage management ownership of Company stock and thus further align their interests with shareholders, the Committee also established stock ownership requirements for LTI awards (i.e., a recipient cannot sell vested restricted stock unless his/her ownership requirement is achieved and maintained, except for the payment of tax exception noted below). NEOs (as well as other LTI eligible associates) can satisfy these requirements through ownership of stock acquired with personal funds (including the exercise of stock options and stock held in the Employee Stock Purchase Plan) or by retaining vested restricted stock.

The Company’s current restricted stock ownership requirements vary depending upon position. The CEO must hold Company stock with a fair market value equal to at least 600% of his then base salary and the other NEOs must hold Company stock with a fair market value equal to at least 300% of their then base salary. The single exception to this ownership requirement is that up to 45% of vesting restricted stock may be sold to meet tax liabilities associated with that vesting. In setting these ownership requirements, the Committee relied upon prevalent data from its outside compensation consultant’s 2005 Executive Compensation Report of the general market. While the Committee chose to set the CEO’s ownership requirement higher than what was most prevalent for the general market, the other NEOs’ ownership requirements were established based upon the most prevalent multiples in the survey. The CEO already has achieved the ownership requirements.

LTI award targets in 2006 were expressed as a percent of base salary — 140% for the CEO, and ranging from 50% to 70% for the remaining four NEOs. In 2007 and future years, LTI target opportunities for the NEOs were reduced by one-half. The reduction should lower the expense associated with full-value awards, reduce dilution, and conserve the share usage of the Plan.

Under the Plan, the number of restricted shares granted to NEOs and other eligible associates are determined using the rolling average 90-day price set within the 30 days prior to the Compensation Committee meeting where the broad-based annual LTI award is approved. This methodology smoothes fluctuations in stock price, which could

[2]	Within the 2006 peer group, the Company’s five-year annualized total shareholder return from 2001 through 2005 was between the median and 75th percentile.

otherwise significantly impact the share calculation. Individual performance, based upon input from the CEO and/or Compensation Committee, can adjust final award payouts up or down.

The Committee believes that LTI equity awards offer balance among the following goals of the Company’s LTI strategy:

•	Promote retention through the five-year vesting schedule and full-value nature of the equity award;

•	Promote ownership and long-term capital accumulation with full-value stock awards;

•	Incent financial performance to promote share price appreciation; and

•	Facilitate improved market-competitive total direct compensation by adding an equity component to the NEO target total cash compensation.

In 2006, the Committee established a performance-contingent grant with a consolidated net income target that would determine the size (as a percent of salary) of the May 2007 LTI awards. Performance-contingent granting preserves the tax deductibility of the awards under Section 162(m) of the Internal Revenue Code and eliminates the potential need to reverse expenses that are associated with performance-based vesting in the event a non-market based performance goal is not achieved. The Committee established a 10% growth target over consolidated net income in 2006. For each 20% reduction in 2006 net income growth (relative to the 2006 goal), the 2007 LTI award would have been reduced by 20% of the target opportunity. The Company did achieve its 2006 net income goal for the 2007 LTI awards.

The Committee established a 2007 net income goal at its March 2007 meeting of net income at or above an adjusted 2006 net income of $48.4 million so that NEOs would be eligible for performance-based LTI awards in May 2008. The Committee established an 8% growth target of consolidated net income in 2007. For each 20% reduction in 2007 net income growth (relative to the 2007 goal), the May 2008 LTI award would have been reduced by 20% of target opportunity. However, the Company did not achieve its 2007 net income goal and no LTI awards were granted.

In order to preserve the priority of the retention component of the Company’s LTI awards, the Committee decided that LTI awards of restricted stock for NEOs and non-NEOs granted in 2008 and going forward would be non-performance based but would be subject to the same five-year time-based vesting schedule as all previous grants. The Committee believes that relying on only time-based vesting (when coupled with the annual cash incentive) continues the financial performance incentive of increasing stock appreciation through higher net income, continues to promote ownership and long-term capital accumulation and enhances the long-term retention of key associates by increasing the value of shares subject to the time-based vesting requirements.

At its April 2008 meeting, the Committee granted LTI awards based on one-half of the LTI award targets to all NEOs and non-NEOs that are subject only to five-year time-based vesting and previously described ownership requirements.

The Committee again reviewed the structure of the LTI program at its March 2009 meeting and determined that LTI awards for Mr. Cato should be subject to a performance goal to tie all components of his incentive compensation to financial performance. The Committee established a target of 2009 consolidated net income of at least 50% of 2008 consolidated net income so that Mr. Cato would be eligible for performance-based LTI awards based on one-half of his LTI award target in May 2009. All dividends declared and payable on the stock award prior to certification that the performance goal has been met were subject to forfeiture and were not paid to Mr. Cato but instead accrued and held by the Company until certification occurred.

The Committee also established a performance-contingent grant for Mr. Cato with a target of 2009 consolidated net income of at least 50% of 2008 consolidated net income for the May 2010 LTI awards based on one-half of his LTI award targets.

[3]	For LTI purposes, 2006 net income was adjusted for the impact of the 53rd week and several unusual onetime items in 2006.

At its March 2009 meeting, the Committee also granted LTI awards based on one-half of the LTI award targets to NEOs besides Mr. Cato and non-NEOs that are subject only to five-year time-based vesting and previously described ownership requirements.

At its March 2010 meeting, the Committee certified that the performance measures for both Mr. Cato’s May 2009 and May 2010 grants were met. Because the performance measure for Mr. Cato’s May 2009 grant was met, the dividends that had been held were to be paid within 30 days after certification of the achievement of the performance goal. If the performance goal had not been met, the dividends would have been forfeited and not paid to Mr. Cato.

At its March 2010 meeting, the Committee established a performance-contingent grant for Mr. Cato with a target of 2010 consolidated net income of at least 50% of 2009 consolidated net income for the May 2011 LTI awards based on one-half of his LTI award targets.

At the same meeting, the Committee also granted LTI awards based on one-half of the LTI award targets to NEOs besides Mr. Cato and non-NEOs that are subject only to five-year time-based vesting and previously described ownership requirements.

Stock option grants under the Plan cannot have exercise prices set at less than 100% of fair market value of the Company’s stock on grant date. The Plan defines “fair market value” as the average of the high and low share price on the grant date. The grant date for all broad-based LTI awards occurs on a pre-established future date set by the Committee. However, within guidelines established by the Committee, the CEO may make LTI awards in the case of new hires and promotions not involving NEOs, and the Committee shall ratify such awards provided they are consistent with established guidelines.

Benefits and Perquisites

The Company provides NEOs with core benefits offered to its other full-time associates (e.g., medical, dental, vision care, prescription drugs, basic life insurance, short-term disability, long-term disability, 401(k), profit sharing, employee stock ownership plan, and employee stock purchase plan). In addition, NEOs and all salaried associates receive relocation assistance. The Company does not provide any other perquisites, including, for example, country club memberships, airplane usage or car allowances, nor does it provide nonqualified deferred compensation benefits (e.g., supplemental executive retirement plans).

The Committee’s overall benefits philosophy for NEOs focuses on providing basic core benefits, with NEOs using their own cash compensation to obtain such other services as they individually determine appropriate. Nonqualified retirement plans have not been established because the Committee believes NEOs have the opportunity to accumulate capital through annual equity awards.

Benefits and perquisites provided to the NEOs are summarized in the Summary Compensation Table. The CEO did not receive perquisites in 2009 with a total value equal to or greater than $10,000.

Executive Agreements and Potential Payments on Termination or Change of Control

The Company does not have formal individual employment agreements with NEOs, and the Committee does not intend to commence this practice in 2010. No NEO has specific change of control benefits or protection different from any other salaried associate. Change of control treatment for NEOs will follow standard Company policies as outlined in LTI award agreements and the Plan (see “Potential Payments Upon Termination or Change in Control” below).

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to any NEO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). For 2008, approximately $16,000 of compensation paid to Mr. John Cato was non-deductible under Section 162(m). For 2009, approximately $44,000 of compensation paid to Mr. Cato was non-deductible under Section 162(m). The Committee included a performance-based vesting requirement in the 2007 LTI awards, which qualified the awards and the related dividend distributions as performance-based compensation under Section 162(m). The LTI awards made by the Committee at its 2008 meeting to all NEO’s including Mr. Cato and 2009 and 2010 meetings to all NEO’s except Mr. Cato and the related dividend distributions do not qualify as performance-based compensation under Section 162(m). The Committee believes that this will have a minimal tax effect on the Company and is appropriate for the reasons provided above.

In addition to Section 162(m), the Committee, with the assistance of management, considered other tax and accounting provisions in developing the pay programs for our NEOs, including the CEO. These include the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board Accounting Standards Codification Topic 78, as well as the overall income tax rules applicable to various forms of compensation. Nevertheless, the focus in the design of the NEO compensation program was to retain and motivate NEOs, not to achieve tax or regulatory advantages.

Engagement and Use of Independent Compensation Consultants

The Compensation Committee’s charter provides the Committee with the authority to engage compensation consultants (and other advisors) as it deems appropriate to assist with the performance of its duties.

The Committee has used Hay Group, a global human resource and compensation consulting firm, as an independent advisor concerning executive compensation since 2006 and intends to use an independent advisor periodically in the future. Additionally, with approval of the Committee, the consultant has interacted in the past directly with senior members of the executive team on job analysis, provision of market data, and program design. The consultant’s primary contact with management is the Senior Vice President, Human Resources, who serves as the liaison with other members of management, as needed. Interaction with management occurs mainly to provide the consultant with Company data and better understanding of the Company’s pay policies and practices, which will assist them with its consulting engagements. In 2009, no fees were paid to Hay Group for services.

Role of Executives in Establishing Compensation

Members of management are essential in providing input to the Compensation Committee throughout the year concerning the effectiveness of the executive compensation program, selection of performance criteria, financial performance of the Company, and performance of individual executives. The Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources are the key members of management who advise the Committee and supply needed and accurate information. The Committee regularly invites them to attend Committee meetings, participate in the presentation of materials, and facilitate discussions concerning management’s perceptions of the executive compensation programs and general views concerning a variety of compensation issues. Additional senior members of management participate in meetings as requested by the Committee. However, the Committee makes final decisions concerning all aspects of NEO compensation, including the design, structure and levels of NEO compensation, including salary increases, performance measures and targets, variable pay targets as a percent of base salaries, determination of annual incentive bonus payouts based upon individual and Company performance, and determination of LTI awards.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended January 30, 2010.

Compensation Committee Members:

D. Harding Stowe, Chair
George S. Currin
Bailey W. Patrick
A. F. (Pete) Sloan

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1),(2) Stock Awards ($)	Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	(4) All Other Compensation ($)	Total ($)
John P. D. Cato	2009	1,015,000	—	959,595	—	1,530,000	142,930	3,647,525
Chairman, President &	2008	993,750	—	691,203	—	885,000	88,914	2,658,867
Chief Executive Officer	2007	962,496	—	648,052	—	—	62,498	1,673,046

John R. Howe (5)	2009	244,615	—	92,530	—	187,500	48,068	572,713
Executive Vice President	2008	197,500	—	110,201	—	79,650	11,235	398,586
Chief Financial Officer

B. Allen Weinstein (6)	2009	328,242	—	—	—	—	33,362	361,604
Executive Vice President	2008	559,375	—	194,956	—	236,460	30,772	1,021,563
Chief Mechandising Officer	2007	543,747	—	185,151	—	—	25,544	754,443

Sally Almason (7)	2009	319,077	—	101,954	—	243,750	52,501	717,282
Executive Vice President
GMM, Cato Division

Howard Severson	2009	307,750	—	104,177	—	185,400	53,717	651,044
Executive Vice President	2008	302,250	—	75,193	—	121,068	19,591	518,102
Chief Real Estate & Store	2007	295,429	—	75,123	—	—	16,564	387,116
Development Officer

Tim Greer	2009	279,500	—	94,240	—	210,750	50,371	634,861
Executive Vice President	2008	272,500	—	67,087	—	121,688	16,700	477,975
Director of Stores	2007	261,249	—	66,135	—	—	13,993	341,377

(1)	The amounts shown in this column represent the aggregate grant date fair value of current year grants of restricted shares of Cato Class A Stock. All grants of restricted stock were made under the 2004 Amended and Restated Incentive Compensation Plan. Grants made on 5/1/07 were subject to forfeiture if performance criteria were not met. Upon the performance criteria being met, the grants are subject to a five-year vesting schedule. Grants made on 5/1/08 and later were not subject to performance criteria but are subject to a five-year vesting schedule except for Mr. Cato, whose 5/1/09 grant was subject to a performance measure and the five-year vesting schedule. Plan participants have the right to all dividends during the restricted period and current year dividends are included under All Other Compensation.

(2)	Assumptions related to the valuation of restricted stock and options are incorporated by reference to the footnotes to the Company’s financial statements in its Annual Report on Form 10-K.

(3)	The amounts shown in this column constitute the cash Annual Incentive Bonus made to each Named Executive Officer based on established criteria under the 2004 Amended and Restated Incentive Compensation Plan.

(4)	The amounts shown in this column represent amounts of Company matching contributions and profit sharing contributions to the Named Executive Officer’s 401(k) accounts, Company contributions to the Named Executive Officer’s account under the Company’s Employee Stock Ownership Plan (the “ESOP”), dividends received during the year by the Named Executive Officer on unvested restricted stock and amounts imputed to the Named Executive Officer for life insurance coverage under the Company’s Group Term Life Insurance program. The amount of 401(k) matching contributions were determined according to provisions as outlined in the Company’s 401(k) Plan documents and as approved by the Compensation Committee. The amount of ESOP contributions were determined according to provisions as outlined in the ESOP plan documents. The cumulative contribution to the ESOP was determined pursuant to the 2009 performance criteria approved by the Compensation Committee under the 2004 Amended and Restated Incentive Compensation Plan. The amounts imputed under the Group Term Life plan are calculated under IRS guidelines and are based on life insurance coverage of two times the annual salary of the Named Executive Officer capped at a coverage limit of $350,000.

(5)	Mr. Howe served as the Principal Financial Officer of the Company from April 18, 2008 until he was named Chief Financial Officer on September 1, 2008.

(6)	Mr. Weinstein retired as Chief Merchandising Officer of the Company effective April 17, 2009. See “Potential Payments Upon Termination or Change in Control.”

(7)	Mrs. Almason was named Executive Vice President — General Merchandise Manager for the Cato Division effective April 20, 2009.

The amount of each component of All Other Compensation for each Named Executive Officer is as follows:

2009 All Other Compensation

Name	401(k) Matching Contributions ($)	ESOP Contributions ($)	Imputed Group Term Life Insurance Costs ($)	Restricted Stock Dividends ($)	Relocation Assistance ($)	Total Other Compensation ($)
Mr. Cato	8,460	31,512	1,617	101,341	—	142,930
Mr. Howe	8,447	31,195	540	7,886	—	48,068
Mr. Weinstein	5,085	21,650	508	6,119	—	33,362
Mrs. Almason	8,460	31,512	1,548	10,981	—	52,501
Mr. Severson	8,460	31,512	2,376	11,369	—	53,717
Mr. Greer	8,210	31,512	540	10,109	—	50,371

Grants Of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	(1) Grant Date Fair Value of Stock and Option Awards ($)
John P. D. Cato	5/1/2009	–0–	50,505	50,505	959,595
Chairman, President &
Chief Executive Officer

John R. Howe	5/1/2009	–0–	4,870	4,870	92,530
Executive Vice President
Chief Financial Officer

B. Allen Weinstein	—	—	—	—	—
Executive Vice President
Chief Merchandising Officer

Sally J. Almason	5/1/2009	–0–	5,366	5,366	101,954
Executive Vice President
GMM, Cato Division

Howard Severson	5/1/2009	–0–	5,483	5,483	104,177
Executive Vice President
Chief Real Estate & Store
Development Officer

Tim Greer	5/1/2009	–0–	4,960	4,960	94,240
Executive Vice President
Director of Stores

(1)	For Messrs. Cato, Howe, Severson, Greer and Mrs. Almason, the fair market value of the Company’s stock on the grant date of May 1, 2009 as traded on the New York Stock Exchange was determined by averaging the high of the day ($19.30) and the low of the day ($18.69).

All awards made during fiscal year 2009 were of Class A Stock. All of the awards are subject to a five-year vesting requirement with 33%, 33% and 34% of the grant vesting on the third, fourth and fifth anniversaries of the grant date, respectively. The awards are subject to forfeiture if the named executive terminates employment with the Company. Each grantee is required to own a certain multiple of their base salary before being able to sell the restricted stock. However, each grantee may sell up to 45% of vesting restricted stock to meet associated tax liabilities.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	(1) Number of Shares or Units of Stock That Have Not Vested (#)	(2) Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. D. Cato	—	—	—	—	161,284	3,298,258
Chairman, President &
Chief Executive Officer

John R. Howe	—	—	—	—	13,058	267,036
Executive Vice President
Chief Financial Officer

B. Allen Weinstein	—	—	—	—	—	—
Executive Vice President
Chief Merchandising Officer

Howard Severson	—	—	—	—	18,029	368,693
Executive Vice President
Chief Real Estate & Store
Development Officer

Sally J. Almason	9,000	—	14.17	09/01/14	17,440	356,648
Executive Vice President
GMM, Cato Division

Tim Greer	—	—	—	—	16,057	328,366
Executive Vice President
Director of Stores

(1)	All stock awards shown are restricted stock grants and are Class A Stock.

(2)	The closing market value of the Company’s stock was $20.45 on the last trading day of the fiscal year, January 29, 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
John P. D. Cato	—	—	19,557	371,583
Chairman, President &
Chief Executive Officer

John R. Howe (1)	9,000	103,419	429	8,151
Executive Vice President
Chief Financial Officer

B. Allen Weinstein	—	—	—	—
Executive Vice President
Chief Merchandising Officer

Howard Severson	—	—	2,267	43,073
Executive Vice President
Chief Real Estate & Store
Development Officer

Sally J. Almason	—	—	2,155	40,945
Executive Vice President
GMM, Cato Division

Tim Greer (2)	6,000	44,387	1,996	37,924
Executive Vice President
Director of Stores

(1)	During 2009, Mr. Howe exercised options to purchase the following shares:

Date	Shares	Grant Date	Exercise Price	Market Price
6/25/2009	2,500	1999	$8.83	$16.10
7/21/2009	500	1999	$8.83	$20.00
7/22/2009	1,500	1999	$8.83	$20.00
10/9/2009	2,500	1999	$8.19	$21.60
10/21/2009	700	1999	$8.19	$22.85
10/23/2009	1,300	1999	$8.19	$22.89

(2)	Mr. Greer exercised options to purchase 6,000 shares granted in 2004 with an exercise price of $14.19. The 6,000 shares issued on exercise were at a market price of $21.59.

(3)	For Messrs. Cato, Howe, Severson, and Greer and Mrs. Almason, the fair market value of the Company’s stock on the vesting date of May 1, 2009 as traded on the New York Stock Exchange was determined by averaging the high of the day ($19.30) and the low of the day ($18.69).

Potential Payments Upon Termination or Change in Control

Upon any change in control, all unvested restricted stock awards would immediately vest. Therefore, if any change in control had occurred on January 30, 2010, 161,284 shares held by Mr. Cato would have vested with a value of $3,298,258, 13,058 shares held by Mr. Howe would have vested with a value of $267,036, 18,029 shares held by Mr. Severson would have vested with a value of $368,693, 17,440 shares held by Mrs. Almason would have vested with a value of $356,648 and 16,057 shares held by Mr. Greer would have vested with a value of $328,366.

Agreement with B. Allen Weinstein—Executive Vice President, Chief Merchandising Officer

No formal employment or change of control agreements are in effect with B. Allen Weinstein. However, an offer letter dated July 30, 1997 provided Mr. Weinstein with 12 months of base salary as severance pay upon his termination without cause. Based upon his 2008 salary, Mr. Weinstein would have received a severance payment of $562,500 over 12 months, subject to mitigation, if he had been terminated without cause on the day of his retirement, April 17, 2009.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	(1),(2) Stock Awards ($)	(3) Restricted Stock Dividends ($)	Total ($)
Robert W. Bradshaw, Jr. (4)	18,167	36,080	751	54,998
George S. Currin	53,250	36,080	1,252	90,582
William H. Grigg (4)	25,333	—	501	25,834
Grant L. Hamrick	66,500	36,080	1,252	103,832
Bryan Kennedy	19,667	—	—	19,667
Thomas E. Meckley	34,167	36,080	—	70,247
Bailey W. Patrick	31,167	36,080	—	67,247
James H. Shaw (4)	22,333	—	501	22,834
A.F. (Pete) Sloan	58,000	36,080	1,252	95,332
D. Harding Stowe	57,000	36,080	1,252	94,332

(1)	All stock awards shown are restricted stock grants of Class A Stock.

(2)	For each director, the fair market value of the Company’s stock on the grant date of June 1, 2009 as traded on the New York Stock Exchange was determined by averaging the high of the day ($20.57) and the low of the day ($19.43).

(3)	Dividends received during the year by the Director on unvested restricted stock.

(4)	Messrs. Bradshaw, Grigg and Shaw retired from the Board of Directors effective June 18, 2009, May 20, 2009 and May 20, 2009, respectively.

Through May 31, 2008, directors who were not employees of the Company received a fee for their services of $30,000 per year. Each non-employee director was paid $1,500 for attending each Board of Directors meeting and each committee meeting scheduled other than in conjunction with a regularly scheduled Board of Directors meeting. The Committee Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee received an additional $3,000 per year. The Committee Chair of the Audit Committee received an additional $5,000 per year.

In 2008, the Compensation Committee of the Board of Directors evaluated the Company’s director compensation against the Company’s peer group and other North and South Carolina based companies and determined the compensation package for directors was low compared to the compensation of other boards, given market capitalization and revenue differences. Effective June 1, 2008, the annual fee for non-employee directors increased to $40,000. Similarly, the additional fee for the Committee Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee increased to $5,000 per year and the Committee Chair of the Audit Committee’s additional fee increased to $10,000 per year. The fees for attending each Board of Directors meeting and each committee meeting scheduled other than in conjunction with a regularly scheduled Board of Directors meeting did not change.

The Committee approved stock awards for each director effective June 1, 2009 that were not subject to vesting requirements or any other restrictions. At its March 2010 meeting the Committee approved stock awards for each director effective June 1, 2010. The Committee intends to grant similar stock awards in future years. All subsequent grants will be effective June 1 each year.

Directors are reimbursed for reasonable expenses incurred in attending director meetings and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and its directors, executive officers, nominees or beneficial owners of more than 5% of any class of the Company’s stock or their immediate family members have a direct or indirect material interest. Cato’s internal controls require the Chief Financial Officer to review and approve all such related person transactions. Thereafter, the Company’s Audit Committee, in accordance with its charter, reviews all related person transactions required to be disclosed. The Related Person Policy for the Company is set forth in the Audit Committee Charter.

Related Person Transactions

During fiscal 2009, the Company had 32 lease agreements with entities in which Mr. George S. Currin, a director of the Company, had an ownership interest. One lease agreement was signed in fiscal 1993, three were signed in fiscal 1994, one was signed in fiscal 1995, one was signed in fiscal 1997, four were signed in fiscal 2000, five were signed in fiscal 2002, one was signed in fiscal 2003, two were signed in fiscal 2004, three were signed in fiscal 2005, eight were signed in fiscal 2006, two were signed in fiscal 2007 and one was signed in fiscal 2008. The lease term of each agreement is for a period ranging from five years to ten years with renewal terms at the option of the Company. The Company believes that the terms and conditions of the lease agreements are comparable to those that could have been obtained from unaffiliated leasing companies. The Company paid to the entities controlled by Mr. Currin or his family the amount of $432,199 for rent and related charges during fiscal 2009. The Company paid to entities in which Mr. Currin or his family has a minority interest the amount of $1,100,791 for rent and related charges during fiscal 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, during the year ended January 30, 2010, all Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners were complied with, except that the following reports were not filed timely: one transaction report each Mr. John Howe, Mr. George Currin, Mr. Grant Hamrick, Mr. Thomas Meckley, Mr. Bailey Patrick, Mr. Pete Sloan, Mr. Harding Stowe and retired director Mr. Robert Bradshaw.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor to examine the Company’s financial statements for fiscal year ended January 29, 2011. This selection is being presented to the shareholders for their ratification at the Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s financial statements for the fiscal years ended January 31, 2004, January 29, 2005, January 28, 2006, February 3, 2007, February 2, 2008, January 31, 2009 and January 30, 2010. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting, respond to appropriate questions from shareholders present at the meeting and, if such representative desires, to make a statement. The affirmative vote of a majority of the votes present or represented at the Annual Meeting and entitled to vote by the holders of Class A Stock and Class B Stock, voting as a single class, is required to approve the proposal.

The directors recommend that shareholders vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter, a copy of which is available on the Company’s website at www.catofashions.com/investors.cfm. The Board of Directors has determined that all members of the Audit Committee possess the required level of financial literacy and are “independent” in accordance with the independence requirements of the NYSE.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for safeguarding the Company’s assets and for the integrity of the accounting and reporting practices of the Company and such other duties as directed by the Board. As set forth in the Audit Committee Charter, the Audit Committee is not responsible for conducting audits or preparing or determining whether the Company’s financial statements are accurate or complete or conform with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements to accounting principles generally accepted in the United States of America.

In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements for the year ended January 30, 2010 with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of the Company’s internal controls, and discussed with management the effectiveness of the Company’s disclosure controls and procedures used for periodic public reporting. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks. The Audit Committee has discussed with the independent registered public accounting firm the communications required by the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the Ethics and Independence Rule 3526 titled “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm their independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Based on the reviews and discussions mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended January 30, 2010 be included in the Company’s Annual Report to shareholders and Annual Report on Form 10-K to the Securities and Exchange Commission.

Audit Committee Members:

Grant L. Hamrick (Chair)
Bryan F. Kennedy
Thomas E. Meckley
A. F. (Pete) Sloan

Audit Fees

PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal years ended January 30, 2010 and January 31, 2009. The aggregate fees paid to PricewaterhouseCoopers LLP for all professional services rendered for fiscal years ended January 30, 2010 and January 31, 2009 were:

	Fiscal Year Ended January 30, 2010	Fiscal Year Ended January 31, 2009
Audit Fees (1)	$447,000	$477,000
Audit Related Fees (2)	93,000	34,000
Tax Fees (3)	36,000	90,000
All Other Fees	—	—
	$576,000	$601,000

(1)	“Audit Fees” represent fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q and any services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	“Audit-Related Fees” represent fees for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These amounts consist of audits of employee benefit plans, subsidiaries, and expenses related thereto.

(3)	“Tax Fees” represent fees for professional services rendered by PricewaterhouseCoopers LLP for tax compliance related to the filing of the Company’s federal income tax return, tax advice and tax planning related to state and local tax.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent registered public accounting firm must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent registered public accounting firm and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If the Chair or his designee approves a permissible non-audit service, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the SEC’s rules on auditor independence and is compatible with maintaining the auditor’s independence. All of the Company’s Audit Related Fees, Tax Fees and all Other Fees were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS

Shareholders who intend to present proposals for consideration at next year’s Annual Meeting are advised that, pursuant to rules of the Securities and Exchange Commission, any such proposal must be received by the Secretary of the Company at the Company’s principal executive offices, 8100 Denmark Road, Charlotte, North Carolina 28273-5975 no later than the close of business on December 20, 2010 if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the combined class of Class A Stock and Class B Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, the Company may direct the persons named in the Company’s Annual Meeting proxy to exercise discretionary voting authority to vote against any matter, without any disclosure of such matter in the Company’s proxy statement, unless a shareholder provides notice of the matter pursuant to the procedures specified in Article II, Section 4 of the Company’s Bylaws. Such notice must be received by the Secretary of the Company at the Company’s principal executive offices as described above in this paragraph not later than ninety days prior to the anniversary date of the immediately preceding Annual Meeting (in the case of the Company’s 2011 Annual Meeting of shareholders, no later than February 26, 2011). The shareholder’s notice must set forth, as to each matter of business proposed for consideration, a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, the name and address, as they appear on the Company’s stock transfer records, of the proposing shareholder, the class and number of shares of the Company’s stock beneficially owned by the proposing shareholder, and any material interest of the proposing shareholder in the proposed business.

OTHER MATTERS

The Board of Directors of the Company knows of no matters that will be presented for consideration at the meeting other than those set forth in this Proxy Statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote on them in accordance with their best judgment.

For the Board of Directors

THE CATO CORPORATION

CHRISTIN J. REISCHE
Assistant Secretary

April 19, 2010